Exhibit 14.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Inotera Memories Inc.
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-11670; No. 333-12952; No. 333-13566; No. 333-13856, No. 333-104935 and No. 333-141462) of Infineon Technologies AG and subsidiaries of our reports dated March 1, 2007 and January 25, 2006 (except as to note 21(a), Note 21(b) and Note 24, which are as of March 13, 2006, March 17, 2006 and April 6, 2006, respectively) relating to the financial statements of Inotera Memories Inc. which appear in the Form 20-F/A of Infineon Technologies AG.
/s/ KPMG Certified Public Accountants
Taipei, Taiwan (the Republic of China)
March 29, 2007
KPMG Certified Public Accountants, the Taiwan member firm of the
KPMG network of independent member firms affiliated with KPMG international, a Swiss cooperative